FS KKR Capital Corp. II 8-K

 Exhibit 99.1

FS KKR Capital Corp. II Announces Listing on New York Stock Exchange

PHILADELPHIA AND NEW YORK – June 17, 2020 – FS KKR Capital Corp. II (FSKR), a leading business development company (BDC) focused on providing customized credit solutions to private middle market U.S. companies, announced today that its shares of common stock commenced trading on the New York Stock Exchange (NYSE) under the ticker symbol “FSKR.” FSKR, together with its affiliate, FS KKR Capital Corp. (NYSE: FSK), represents the second largest publicly traded BDC platform in the market.

Michael Forman, Chief Executive Officer of FSKR, commented, “We are pleased to complete the listing of FSKR on the NYSE and deliver on our commitment to shareholders. We believe that the listing serves as a catalyst to unlock significant capital which can be deployed to help maximize shareholder value as well as further strengthen FSKR’s position as a leading BDC.”

Daniel Pietrzak, Co-President and Chief Investment Officer of FSKR, added, “Following the listing, FSKR anticipates shareholder approval of its proposal to decrease its asset coverage requirement, which would enable FSKR to access in excess of $1 billion of previously committed financing lines across its balance sheet. This additional flexibility will enhance our investment capacity as we support our existing portfolio companies and think strategically about expanding our portfolio through new investments.”

On June 10, 2020, FSKR effected a 4 to 1 reverse split of its shares of common stock. As a result, every four shares of FSKR common stock issued and outstanding were automatically combined into one share of FSKR common stock, and the number of outstanding shares was reduced from approximately 691.2 million to approximately 172.9 million. As adjusted to give effect to the reverse stock split, FSKR’s net asset value per share as of March 31, 2020 would have been $24.68, instead of $6.17 per share. The reverse stock split does not modify the rights or preferences of FSKR’s common stock.

As previously announced, on May 26, 2020, FSKR’s Board of Directors authorized a share repurchase program. Under the program, FSKR may repurchase up to $100 million in aggregate of its outstanding common stock in the open market. The timing, manner, price and amount of any share repurchases will be determined by FSKR, in its discretion, based upon the evaluation of economic and market conditions, FSKR’s stock price, applicable legal and regulatory requirements and other factors. Additionally, certain affiliates of the owners of FSKR’s investment advisor, FS/KKR Advisor, LLC, have committed $100 million to a $350 million investment vehicle that may invest from time to time in shares of FSKR and its affiliate, FSK. There can be no assurance that FSKR or the investment vehicle will purchase any FSKR shares.

J.P. Morgan, Morgan Stanley, Keefe, Bruyette & Woods, A Stifel Company, and SunTrust Robinson Humphrey are serving as lead advisors to FSKR in connection with the listing. Barclays, BMO Capital Markets, BNP PARIBAS, BofA Securities, Citigroup Global Markets Inc., Compass Point, Credit Suisse, Deutsche Bank Securities, Goldman Sachs & Co. LLC, HSBC, ING, KKR Capital Markets, Mizuho Securities, MUFG, R. Seelaus & Co., LLC, RBC Capital Markets, SOCIETE GENERALE, SMBC Nikko and Wells Fargo Securities are also acting as co-advisors.

About FS KKR Capital Corp. II

FS KKR Capital Corp. II (NYSE: FSKR) is a publicly traded BDC focused on providing customized credit solutions to private middle market U.S. companies. FSKR seeks to invest primarily in the senior secured debt and, to a lesser extent, the subordinated debt of private middle market companies. FSKR is advised by FS/KKR Advisor, LLC.

About FS/KKR Advisor, LLC

FS/KKR Advisor, LLC is a partnership between FS Investments and KKR Credit that serves as the investment adviser to BDCs with approximately $15.6 billion in assets under management as of March 31, 2020. The BDCs managed by FS/KKR Advisor, LLC are FS KKR Capital Corp. (NYSE: FSK) and FS KKR Capital Corp. II (NYSE: FSKR).

FS Investments is a leading asset manager dedicated to helping individuals, financial professionals and institutions design better portfolios. The firm provides access to alternative sources of income and growth, and focuses on setting industry standards for investor protection, education and transparency. FS Investments is headquartered in Philadelphia, PA with offices in New York, NY, Orlando, FL, Washington, DC and Leawood, KS. Visit www.fsinvestments.com to learn more.

KKR Credit is a subsidiary of KKR, a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic partners that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE: KKR), please visit KKR's website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements and Important Disclosure Notice

This announcement may contain certain forward-looking statements, including statements with regard to future events or the future performance or operations of FSKR. Words such as “believes,” “expects,” “projects,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements. Factors that could cause actual results to differ materially include changes in the economy, risks associated with possible disruption in FSKR’s operations or the economy generally due to terrorism, natural disasters or pandemics including COVID-19, future changes in laws or regulations and conditions in FSKR’s operating area, unexpected costs, the impact on access to capital due to changes in covenant levels under FSKR’s debt agreements and other factors, the price at which FSKR’s shares of common stock trade on the NYSE, that FSKR and/or the investment vehicle may not purchase FSKR shares as anticipated or at all. Some of these factors are enumerated in the filings FSKR makes with the SEC. FSKR undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

Advisors and Retail Investors

877-628-8575

Institutional Investors

Robert Paun

Robert.Paun@fsinvestments.com

Media (FS Investments)

Melanie Hemmert

Media@fsinvestments.com

Media (KKR)

Kristi Huller or Miles Radcliffe-Trenner

media@kkr.com